UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8‑K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 24, 2014
TOR Minerals International, Inc. (Exact Name of Registrant as Specified in Its Charter) Delaware (State or Other Jurisdiction of Incorporation)
0-17321 (Commission File Number) 722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	74-2081929 (IRS Employer Identification No.) 78402 (Zip Code)
(361) 883-5591 (Registrant's Telephone Number, Including Area Code) N/A (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 2.02           RESULTS OF OPERATIONS AND FINANCIAL CONDITION.

On July 24, 2014, TOR Minerals International (the "Company"), announced its financial results for the second quarter ended June 30, 2014. Highlights for the second quarter of 2014 as compared to the second quarter of 2013

  2Q14 revenue increased 15 percent to $12.4 million
  2Q14 net income of $153,000 versus 2Q13 net income of $150,000
  2Q14 diluted earnings per share of $0.04 versus 2Q13 earnings per share of $0.04
  Book Value was $11.69 per share at 6/30/14
Revenue by Product Group (in 000's)	2Q14	2Q13	% Change
Specialty Aluminas	$6,227	$4,040	54%
Barium Sulfate and Other Products	2,567	2,328	10%
TiO2 Pigments	3,598	4,364	-18%
Total	$12,392	$10,732	15%

Net sales increased 15 percent during the second quarter of 2014, as sales growth in the Specialty alumina and Barium Sulfate products was somewhat offset by a decrease in TiO2 Pigment Sales. Specialty alumina sales, which include ALUPREM®, HALTEX® and OPTILOAD®, increased 54 percent over the prior year quarter, due primarily to strong sales growth of ALUPREM products to new and existing customers in Europe and in the U.S.  Barium Sulfate and Other product sales increased 10 percent, primarily due to increased volumes from new and existing BARTEX® customers in the U.S. and of BARYPREM to customers in Europe. Sales of titanium dioxide (TiO2) pigments products, which include HITOX®, TIOPREM® and synthetic rutile (SR), decreased 18 percent versus the prior year quarter, due to lower pricing and volumes.

During the second quarter of 2014, gross margin was 12.2 percent of sales, versus 16.0 percent during the same period last year. The decrease in gross margin was primarily related to low levels of plant utilization at the Malaysian SR plant.  In addition lower average selling prices and higher overall inventory costs contributed to the year-over-year decrease. Operating expenses decreased 18 percent to $1.2 million, primarily related to a decrease in staffing levels and research and development expenses.  Second quarter net income was $153,000, or $0.04 per diluted share, as compared to a net income of $150,000, or $0.04 per share, during the same period a year ago.

"Record quarterly sales in our Specialty Aluminas business was more than enough to offset the tough market conditions and lower utilization levels of our TiO2 business, allowing us to post overall revenue growth and maintain profitability," commented Dr. Olaf Karasch, Chief Executive Officer. "As expected our margins were negatively affected by low levels of utilization as we temporarily shut down our SR facility in Malaysia during the second quarter given current TiO2 market conditions."

"We remain optimistic about the outlook for our specialty alumina business, and continue to expect double-digit revenue and profitability growth for the remainder of 2014 for this part of our business. Our TiO2 business is likely to continue to be negatively affected by softer demand trends and high inventory levels across the industry," said Dr. Karasch. "Our strategic focus will remain on growing our specialty alumina business and improving efficiency and cost containment across all segments of the business. We believe this strategy should allow us to generate positive cash flow and produce breakeven or better profitability during the ongoing downturn in the TiO2 cycle."

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TOR Minerals will host a conference call at 4:00 p.m. Central Time on July 24, 2014, to further discuss second quarter results. The call will be simultaneously Webcast, and can be accessed via the News section on the Company's website, www.torminerals.com.  Investors and interested parties may participate in the call by dialing 877-407-8033 and referring to conference ID # 13587132.

Headquartered in Corpus Christi, Texas, TOR Minerals International is a global manufacturer and marketer of specialty mineral and pigment products for high performance applications with manufacturing and regional offices located in the United States, Netherlands and Malaysia.

This statement provides forward-looking information as that term is defined in the Private Securities Litigation Reform Act of 1995, and, therefore, is subject to certain risks and uncertainties. There can be no assurance that the actual results, business conditions, business developments, losses and contingencies and local and foreign factors will not differ materially from those suggested in the forward-looking statements as a result of various factors, including market conditions, general economic conditions, including the present slowdown in U.S. construction and the risks of a general business slow down or recession, the increasing cost of energy, raw materials and labor, competition, the receptivity of the markets for our anticipated new products, advances in technology, changes in foreign currency rates, freight price increase, commodity price increases, delays in delivery of required equipment and other factors.

A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

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ITEM 9.01           FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements of Businesses Acquired. Not applicable.
(b)	Pro Forma Financial Information. Not applicable.
(c)	Shell company transaction Not applicable
(d)	Exhibits. The following exhibit is furnished in accordance with the provisions of Item 601 of Regulation S-B:
	Exhibit Number	Description
	99.1	Press Release, dated July 24, 2014, announcing the Company's second quarter 2014 financial results
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: July 30, 2014	/s/ BARBARA RUSSELL
Barbara Russell Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release, dated July 24, 2014, announcing the Company's second quarter 2014 financial results
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